Exhibit 99




HARTFORD, CT, February 24, 1997 --The Hartford Steam Boiler Inspection and Insurance Company (NYSE-HSB) announced today that Simon W. Leathes, 49, group finance director of Hambros PLC, has been elected a new director for a one-year term. Hambros PLC is an international merchant banking and investment group.

Before joining Hambros in the United Kingdom in 1996, Leathes served as chief financial officer of Caspian Securities Ltd. (U.K.). From 1980 to 1995, he was with S.G. Warburg Group PLC (U.K.), most recently as chief financial officer/group finance director.

A fellow of the Institute of Chartered Accountants in England and Wales and a member of the American Institute of Certified Public Accountants, Leathes is a director of HSB Engineering Insurance Limited, a subsidiary of Hartford Steam Boiler that provides equipment insurance and specialized engineering services to locations outside the United States and Canada.